150403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations

(Pursuant to NRS 78.1955(6))

1. Name of corporation:

TERRA TECH CORP.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

RESOLVED, that the Certificate of Designation for this corporation's Series Q Preferred Stock is hereby withdrawn, such that the existence of this series of preferred stock shall be terminated, and all authorized shares hereof shall no longer be so authorized and shall be added to and become undesignated shares of the Company's class of Preferred Stock.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X ______________________________

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.